Filed pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-202913 and 333-180300-03

December 11, 2015

Amended and Restated Pricing Supplement Addendum No. 24/A* dated December 11, 2015

To Pricing Supplement No. ETN-6/A3 dated July 20, 2015,

Prospectus Supplement dated May 4, 2015,

and Prospectus dated May 4, 2015

Credit Suisse X-Links Gold Shares Covered Call ETNs due February 2, 2033

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP/ISIN:	22542D480/US2254D4806

NYSE Arca Ticker Symbol:	GLDI

Aggregate Offering Price of ETNs:	$521,620.00

Public Offering Price per ETN:	$10.4324

Principal Amount of ETNs:	$1,000,000

Principal Amount per ETN:	$20.00

Trade Date:	December 11, 2015

Settlement Date:	December 16, 2015

Agent:	Credit Suisse Securities (USA) LLC (“CSSU”), an affiliate of the Issuer

Proceeds to Issuer:	100.00% of the Aggregate Offering Price

Agent’s Discount and Commission:	0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU our agent for any repurchases at the investor’s option may charge investors a fee of up to 0.125% of the stated principal amount of any ETN repurchased. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying pricing supplement.

* This amended and restated pricing supplement addendum amends, restates and supersedes Pricing Supplement Addendum No. 24 dated December 11, 2015.

You may lose some or all of your principal if you invest in the ETNs. See “Risk Factors” beginning on page PS-27 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse